EXHIBIT 5

                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109


                                 October 9, 1998

IGI, Inc.
Wheat Road & Lincoln Avenue
Buena, New Jersey  08310

     Re:  IGI, Inc. 1991 Stock Option Plan

Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed on October 9, 1998 with the Securities and Exchange Commission relating to 500,000 shares of the Common Stock, $.01 par value per share ("Shares"), of IGI, Inc., a Delaware corporation (the "Company"), issuable under the IGI, Inc. 1991 Stock Option Plan (the "Plan").

     We have examined the Certificate of Incorporation and By-laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, certificates of public officials and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

     We have not made any investigation of the laws of any jurisdiction other than the federal laws of the United States, the state laws of the Commonwealth of Massachusetts, and the Delaware General Corporation Law statute. To the extent that the laws of any other jurisdiction govern any of the matters as to which we are opining herein, we have assumed that such laws are identical to those of the state laws of the Commonwealth of Massachusetts, and we are expressing no opinion herein as to whether such assumption is reasonable or correct.

     For purposes of our opinion set forth below as to the due incorporation, legal existence and good standing of the Company in the State of Delaware, we relied solely on a Certificate of the Secretary of State of the State of Delaware issued as of a recent date, and such opinion is limited accordingly, and rendered as of the date of such certificate.

     Based upon the foregoing, we are of the opinion that the Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware and that the Company has duly authorized for issuance the Shares, and the Shares, when issued and paid for in accordance with the terms of the Plan and at a price per share in excess of the par value per share for such Shares, will be legally issued, fully-paid and nonassessable.



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     This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Please note that we are opining as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with the filing of the Registration Statement and may not be quoted or relied upon by any other person or used for any other purpose, without our prior written consent.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.


                                            Very truly yours,


                                            /s/ Hale and Dorr LLP
                                            --------------------------
                                            HALE AND DORR LLP



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